Exhibit 99.1

Contacts:
Jeffrey Hodnett	Leanne Agurkis
NaviSite, Inc.	Blanc and Otus
(978) 946-7833	(407) 971-1197
jhodnett@navisite.com	lagurkis@blancandotus.com

For Immediate Release

NaviSite Announces Fourth Quarter and Fiscal Year 2003 Results

Managed services provider adds significant revenue, announces gross profit, has $61 million of its debt converted into equity, and substantially increases customer base

Andover, Mass. – Oct. 27, 2003 — NaviSite, Inc. (Nasdaq SC: NAVI), a leading provider of application management, content distribution, messaging and infrastructure management services, today announced the release of its fourth quarter and fiscal year end results. These results represent the quarter and fiscal year ended July 31, 2003.

Key Highlights

During fiscal year 2003, NaviSite was focused on building and strengthening its position as a leading provider of application management, content distribution, messaging and infrastructure management services. Key milestones accomplished during fiscal year 2003 included: the acquisition and integration of four companies; the launch of a new services portfolio; the conversion of approximately $61 million of NaviSite’s debt into equity; an increase from 145 to approximately 700 customers; CMGI’s sale of all of its debt and equity holdings in NaviSite; and a 90% increase in revenue to $18.6 million in the fourth quarter of fiscal 2003 from $9.8 million in the fourth quarter of fiscal 2002.

“In fiscal year 2003, NaviSite has made great strides in the execution of our strategy, posting a gross profit and making further progress in our drive toward EBITDA positive results,” said Arthur Becker, CEO of NaviSite. “Through a series of strategic acquisitions and a lot of hard work internally, we have been able to build a very strong services portfolio, eliminate a significant portion of our debt, grow our customer base five-fold, as well as position ourselves for leadership in growing markets such as electronic software distribution and managed messaging.”

Expanded Customer Base and New Service Offerings

In fiscal year 2003, NaviSite expanded its customer base to approximately 700 customers, representing more than a 380% increase from the 145 customers as of July 31, 2002. NaviSite also restructured its services portfolio with focus in three areas in an effort to address market opportunity. NaviSite’s target markets include: mid-sized enterprise customers, divisions of large multi-national companies and government agencies. Reformulating the service offerings gives NaviSite a broader service portfolio resulting in a strong position in several existing and emerging technology market segments.

     •     Managed Application Services (A-Services): An advanced portfolio of collaborative application monitoring and management services, managed hosting services and application development services. NaviSite provides A-Services for such customers as Cabelas, Ross Stores, Wolters Kluwer, and XM Satellite Radio. NaviSite also has a longstanding focus on the government sector providing various development and managed services for the New York State Department of Labor and more than 10 other government agencies.

     •     Managed Infrastructure Services (I-Services): A set of infrastructure services consisting of electronic software delivery for major software and hardware manufacturers, content distribution services, co-location hosting, bandwidth and connectivity. Examples of I-Services customers are Broderbund, Forbes.com, Install Shield and Symantec.

     •     Managed Messaging Services (M-Services): A suite of outsourced and managed messaging applications such as e-mail and instant messaging built on Lotus Domino and Microsoft Exchange software. M-Services customers include, Aguirre, Daimler Chrysler and Fleetwood.

“We have been able to consolidate many of our acquired assets onto a single operational platform, realizing significant cost reductions. With our integration activity almost complete, and having achieved a gross profit for the fiscal year, something not accomplished at NaviSite since its inception, we are looking forward to an even better fiscal 2004,” said Gabe Ruhan COO of NaviSite.

Fourth Quarter and Fiscal 2003 Financial Results (See attachments)

Total revenue for fiscal year 2003 increased 6% to approximately $62.8 million from approximately $59.4 million in fiscal year 2002. Revenue for the fourth quarter of fiscal year 2003 was approximately $18.6 million, up 90% from approximately $9.8 million in the fourth fiscal quarter of 2002. A significant portion of this growth can be attributed to our acquisition activities, which contributed $34.8 million in revenue during fiscal year 2003 which offset lost customer revenue of $31.5 million. NaviSite posted a gross profit of $6.2 million in fiscal year 2003, a significant increase compared to a gross deficit of $7.6 million, net of impairment charges, for fiscal year 2002.

Due to the increase in revenue, the successful integration of acquisitions and decreased operating costs, gross profit in the fourth quarter of fiscal year 2003 increased to $2.3 million compared to a gross deficit of $39 million (including impairment charges) in the fourth quarter of fiscal year 2002.

NaviSite’s cash and cash equivalents decreased to approximately $3.9 million as of July 31, 2003, from approximately $21.8 million at July 31, 2002. Net loss decreased 43% to $69.5 million for fiscal year 2003 compared with a net loss of $121.7 million in fiscal year 2002.

In fiscal year 2003, NaviSite had its balance sheet strengthened when its majority owner, ClearBlue Technologies, Inc., converted an aggregate of approximately $61 million of convertible debt into NaviSite common stock in two transactions during the year.

Acquisitions

In fiscal year 2003 and thereafter, as part of NaviSite’s execution of its strategy to become a leader in the application and infrastructure services sector, NaviSite completed five acquisitions during fiscal 2003 and the month following the close of the fiscal year, increasing the company’s customer base and redefining the core product set.

On September 11, 2002, CMGI and HP Financial Services Company sold and transferred interests in NaviSite to ClearBlue Technologies, Inc., a privately-held managed application and co-location hosting provider. This transaction made ClearBlue the majority stockholder of NaviSite. Subsequent to the end of the fiscal year, as a result of ClearBlue’s reorganization, Atlantic Investors is the current majority stockholder of NaviSite.

On February 5, 2003, NaviSite acquired Avasta, Inc., a provider of remote hosting and managed service operations. The acquisition was made to enhance NaviSite’s ability to be a full-service provider of applications management services and technology to its customers.

On April 2, 2003, NaviSite completed the acquisition of Conxion Corporation, a provider of electronic software distribution services, content distribution services, hosting and network/server security expertise.

On May 16, 2003, NaviSite was the prevailing bidder at the bankruptcy auction to acquire substantially all of the assets and certain liabilities of Interliant, Inc., a leader in managed messaging.

Subsequent to our fiscal year end, in August 2003, subsequent to its fiscal year end, NaviSite completed the acquisition of certain assets and liabilities of ClearBlue, acquiring all outstanding shares of six wholly-owned subsidiaries of ClearBlue with co-location and managed hosting facilities located in Chicago, Las Vegas, Los Angeles, Milwaukee, Oakbrook, Ill., and Vienna, Va. NaviSite also assumed the revenue and expense of four additional wholly-owned subsidiaries of ClearBlue, with data centers in Dallas, New York City, San Francisco and Santa Clara, Calif. Ownership of these four subsidiaries will automatically transfer, under certain circumstances, to NaviSite for no additional consideration in February 2004.

About NaviSite, Inc.

Founded in 1997, NaviSite, Inc, (Nasdaq SC: NAVI) is a leading provider of application, messaging and infrastructure management services for more than 800 customers consisting of mid-market enterprises, divisions of large multinational companies, and government agencies. For more information, please visit http://www.navisite.com.

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This release contains forward-looking statements that address a variety of subjects, including cost savings and efficiency gains. All statements other than statements of historical fact, including without limitation, those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: NaviSite’s success is dependent on its ability to achieve and maintain profitability; NaviSite’s success is dependent upon its ability to integrate the companies and assets it recently acquired; NaviSite’s recent acquisitions may not produce expected cost savings, operational efficiencies or revenues; NaviSite’s products, technologies and resources may not successfully interoperate with the technology, resources and/or applications of third parties; NaviSite’s success, including its ability to decrease its cash burn rate, improve its cash position, and grow its business and revenues to reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for NaviSite’s services and the Internet in general; NaviSite’s business may be adversely affected by further slow down in general economic conditions; the loss of customers due to the shutdown of their businesses; decreased or delayed purchase patterns of prospective or current customers or loss of current customers and market consolidation; the decreased renewal rate of our customers; increased competition and technological changes in the markets in which NaviSite competes; the effects of recent combinations involving affiliated entities of ClearBlue Technologies, Inc.; the effects of any future acquisitions of businesses or technologies; changes in the uses of the Internet; and possible failure of systems or internal infrastructure. For a detailed discussion of these and other cautionary statements, please refer to the filings made by NaviSite with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K of NaviSite and the most recent Quarterly Report on Form 10-Q of NaviSite. We do not undertake any obligation to update forward-looking statements made by us.